ZARLINK SEMICONDUCTOR INC.

DEFERRED SHARE UNIT PLAN

ARTICLE 1

INTRODUCTION

1.1	Purpose

The purpose of this Deferred Share Unit Plan is to provide non-employee directors of Zarlink Semiconductor Inc. with the opportunity to acquire Deferred Share Units of the Company in order to allow them to participate in the long-term success of the Company and to promote a greater alignment of their interests with the interests of the Company’s shareholders.

ARTICLE 2

INTERPRETATION

2.1	Definitions

For purposes of the Plan:

(a)	“Affiliate” means any entity that must be aggregated with the Company under Code section 409A of the U.S. Internal Revenue Code of 1986;

(b)
“Annual Retainer” means, with respect to any Eligible Director, the retainer payable to an Eligible Director for service as a member of the Board during a calendar year, including all committee fees, committee chair fees and Board and committee meeting fees;

(c)	“Applicable Withholding Amounts” is defined in Section 4.6 of the Plan;

(d)	“Award Date” means any date on which the Annual Retainer or any portion thereof in respect of the Performance Period is payable to a Participant;

(e)	“Award Market Value” means the volume weighted average trading price of the Shares on the TSX on the five (5) trading days immediately preceding the Award Date;

(f)	“Board” means the Board of Directors of the Company;

(g)
“Committee” means the Compensation and Human Resources Development Committee of the Board or such other Committee of the Board as may be appointed by the Board to administer the Plan, provided, however, that if no Compensation and Human Resources Development Committee is in existence at any particular time and the Board has not appointed another committee of the Board to administer the Plan, all references in the Plan to “Committee” shall at such time be in reference to the Board;

(h)	“Company” means Zarlink Semiconductor Inc. and its successors and assigns;

(i)	“Deferred Share Unit” or “DSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Company in accordance with Article 4;

(j)	“Distribution Date” is defined in Section 4.5;

(k)
“Distribution Value” means, with respect to each Deferred Share Unit credited to a Participant’s account, the volume weighted average trading price of the Shares on the TSX for the five (5) trading days immediately preceding the Distribution Date;

(l)	“Dividend Equivalents” means a bookkeeping entry whereby each Deferred Share Unit is credited with the equivalent amount of the dividend paid on a Share in accordance with Section 4.2;

(m)
“Dividend Market Value” means the volume weighted average trading price of the Shares on the TSX for the five (5) trading days immediately following the dividend record date for the payment of any dividend made on the Shares;

(n)	“Election Form” means a document substantially in the form of Schedule “B”;

(o)	“Eligible Director” means an individual who is, at the relevant time, a member of the Board but who is not also a full-time employee of the Corporation or any of its Affiliates;

(p)	“Participant” means an Eligible Director who has elected to participate in the Plan in accordance with Section 3.5;

(q)	“Payment Amount” is defined in Section 4.6 of the Plan;

(r)	“Performance Period” means a calendar year;

(s)
“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, fund, organization or other group of organized persons, government, government regulatory authority, governmental department, agency, commission, board, tribunal, dispute settlement panel or body, bureau, court, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

(t)	“Plan” means this Deferred Share Unit Plan as amended, restated, supplemented or otherwise modified from time to time;

(u)	“Separation Date” means the date on which the Participant ceases service as a director of, and is not at that time an employee or officer, of the Company and all its Affiliates;

(v)	“Share” means a common share of the Company or, in the event of an adjustment contemplated by Section 4.8, such other number or type of securities as the Committee may determine; and

(w)	“TSX” means the Toronto Stock Exchange.

2.2	Certain Rules of Interpretation

(a)
Whenever the Board or, where applicable, the Committee or any sub-delegate of the Committee is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” means the sole and absolute discretion of the Board or the Committee or the sub-delegate of the Committee, as the case may be.

(b)	As used herein, the terms “Article” and “Section” mean and refer to the specified Article or Section of this Plan.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	Unless otherwise specified, all references to money amounts are to Canadian currency.

ARTICLE 3

ADMINISTRATION OF THE PLAN

3.1	Administration of the Plan

(a)	This Plan will be administered by the Board and the Board has sole and complete authority, in its discretion, to:

(i)	interpret the Plan and prescribe, modify and rescind rules and regulations relating to the Plan;

(ii)	exercise rights reserved to the Company under the Plan;

(iii)	prescribe forms for notices to be prescribed by the Company under the Plan; and

(iv)	make all other determinations and take all other actions as it considers necessary or advisable for the implementation and administration of the Plan.

The Board’s determinations and actions under this Plan are final, conclusive and binding on the Company, the Participants and all other Persons.

(b)
To the extent permitted by applicable law, the Board may, from time to time, delegate to the Committee all or any of the powers of the Board under the Plan, including the power to sub-delegate to the extent permitted by applicable law, to any specified officer of the Company all or any of the powers delegated to the Committee.  In such event, the Committee or specified officer will exercise the powers delegated to it by the Board and, if applicable, the Committee in the manner and on the terms authorized by the Board and, if applicable, the Committee.  Any decision made or action taken by the Committee or the specified officer arising out of or in connection with the administration or interpretation of this Plan in this context is final, binding and conclusive on the Company, the Participants and all other Persons.

3.2	Determination of Value if Shares Not Publicly Traded

If the Shares are not publicly traded on the TSX at the relevant time such that the Distribution Value and/or the Award Market Value and/or the Dividend Market Value cannot be determined in accordance with the definitions of those terms, such values shall be determined by the Committee acting in good faith, or in the absence of the Committee, by the Board acting in good faith.

3.3	Eligibility

Any individual who at the relevant time is an Eligible Director is eligible to participate in the Plan.  Eligibility to participate does not confer upon any individual a right to receive an award of Deferred Share Units pursuant to the Plan.

3.4	Exemption from Plan Participation

Notwithstanding any other provision of the Plan, if a Participant is resident in a jurisdiction in which an award of Deferred Share Units under the Plan might be considered to be income which is subject to taxation at the time of such award, the Participant may elect not to participate in the Plan by providing a written notice to the Corporate Secretary of the Company.

3.5	Election to Participate

Each individual who is eligible to participate in the Plan may elect, in respect of a Performance Period, to participate in the Plan by delivering a duly signed Election Form to the Committee which will constitute written notice of the individual’s election to participate in the Plan. By delivering a timely Election Form, the Participant agrees to be bound by all the terms and conditions of the Plan.  In the Election Form, the Participant shall specify whether the Participant wishes to receive all of, or a specified percentage (in increments of not less than 10%) of, the Participant’s Annual Retainer in the form of Deferred Share Units.

3.6	Time of Election

Each Participant shall have the right to elect once in respect of each Performance Period the manner in which the Participant wishes to receive the Participant’s Annual Retainer by completing, signing and delivering to the Corporate Secretary of the Company the Election Form:

(a)	in the case of an existing Eligible Director, by the end of the Performance Period preceding the Performance Period to which such election is to apply; or

(b)
in the case of a new Eligible Director, within twenty-one (21) days after commencing service with the Company as an Eligible Director, with such election to apply in respect of the portion of the Performance Period that follows the date of such election.

Notwithstanding the foregoing, for the 2010 Performance Period, the first year of the Plan, existing Eligible Directors must make such election by February 15, 2010.  If an election is not received in time, payment of the Participant’s Annual Retainer in respect of the Performance Period shall be in cash.

ARTICLE 4

DEFERRED SHARE UNITS

4.1	Number of Deferred Share Units

Deferred Share Units shall be credited to accounts maintained for each Participant on the books of the Company, as of the Award Date.  The number of Deferred Share Units (including fractional Deferred Share Units) to be credited as of the Award Date in respect of the Participant’s Annual Retainer shall be determined by dividing (a) the amount of the Participant’s Annual Retainer to be paid in Deferred Share Units by (b) the Award Market Value, with fractions computed to three decimal places.  The number of Deferred Share Units on the Award Date (including fractional Deferred Share Units) to be credited as of the Award Date in respect of a discretionary grant under Section 4.3 shall be the number of Deferred Share Units as determined by the Board as of the Award Date.

4.2	Credits for Dividends

A Participant’s account shall be credited with Dividend Equivalents in the form of additional Deferred Share Units as of each dividend payment date in respect of which normal cash dividends are paid on the Shares.  Such Dividend Equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Share by the number of Deferred Share Units recorded in the Participant’s account on the record date for the payment of such dividend, by (b) the Dividend Market Value, with fractions computed to three decimal places.  The foregoing does not obligate the Company to declare or pay dividends on Shares and nothing in this Plan shall be interpreted as creating such an obligation.

4.3	Discretionary Grants

In addition to the payment of Deferred Share Units as contemplated by Sections 4.1 and 4.2, the Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant additional Deferred Share Units to any Participant.  A discretionary grant of Deferred Share Units for a Performance Period to a Participant shall be evidenced by notice in writing from the Company to the Participant.

4.4	Reporting of Deferred Share Units

Statements of the Deferred Share Unit accounts will be provided to Participants on an annual basis.

4.5	Distribution Date Election

A Participant shall have the right to elect to receive payment in respect of Deferred Share Units recorded in the Participant’s account in accordance with Section 4.6 on one of the following dates (the “Distribution Date”):

(a)	the Separation Date; or

(b)
such later date as the Participant may elect by written notice delivered to the Corporate Secretary of the Company prior to the Separation Date, provided that in no event shall a Participant be permitted to elect a date which is later than December 1 of the calendar year following the calendar year in which the Separation Date occurs.

4.6	Distribution of Deferred Share Units

(a)
Subject to and in accordance with Section 4.6(b), a Participant shall receive a payment equal in value to the number of Deferred Share Units recorded in the Participant’s account on the Distribution Date multiplied by the Distribution Value of a Share (the “Payment Amount”).  The Company is authorized to deduct from the Payment Amount an amount equivalent to the minimum amount of taxes and other minimum amounts as the Company may be required by law to withhold, as the Company determines (the “Applicable Withholding Amounts”).  Upon payment in full of the value of the Deferred Share Units, less the Applicable Withholding Amounts, the Deferred Share Units shall be cancelled and no further payments shall be made to the Participant under the Plan.

(b)
The Payment Amount, less any Applicable Withholding Amounts, will be paid to the Participant, or in the event of the Participant’s death, his beneficiary or legal representative in accordance with Section 4.7 herein, in cash within ten (10) business days after the Distribution Date.

4.7	Death of Participant Prior to Distribution

Upon the death of a Participant prior to the distribution of the Deferred Share Units credited to the account of such Participant under the Plan, a cash payment shall be made to the estate of such Participant on or about the thirtieth (30th) day after the Company is notified of the death of the Participant or on a later date elected by the Participant’s estate in the form prescribed for such purposes by the Company and delivered to the Company Secretary no later than twenty (20) days after the Company is notified of the death of the Participant, provided that such elected date is no later than the last business day of the calendar year following the calendar year in which the Participant dies so that payment can be made on or before such last business day.  Such cash payment shall be equivalent to the amount which would have been paid to the Participant pursuant to and subject to Section 4.6, calculated on the basis that the day on which the Participant dies, or the date elected by the estate, as applicable, is the Distribution Date.  Upon payment in full of the value of all of the Deferred Share Units that become payable under this Section 4.7, less any Applicable Withholding Amounts, the Deferred Share Units shall be cancelled and no further payments will be made from the Plan in relation to the Participant.

4.8	Adjustments to Deferred Share Units

In the event of any subdivision, consolidation, stock dividend, capital reorganization, reclassification, exchange, or other change with respect to the Shares, or a consolidation, amalgamation, merger, spin-off, sale, lease or exchange of all or substantially all of the property of the Company or other distribution of the Company’s assets to shareholders (other than the payment of dividends in respect of the Shares as contemplated by Section 4.2), the account of each Participant and the Deferred Share Units outstanding under the Plan shall be adjusted in such manner, if any, as the Board may in its discretion deem appropriate to preserve, proportionally, the interests of Participants under the Plan.

ARTICLE 5

GENERAL

5.1	Amendment, Suspension, or Termination of Plan

(a)
The Board may from time to time amend or suspend the Plan in whole or in part and may at any time terminate the Plan without prior notice.  However, any such amendment, suspension or termination shall not adversely affect the Deferred Share Units previously granted to a Participant at the time of such amendment, suspension or termination, without the consent of the affected Participant.

(b)	If the Board terminates or suspends the Plan, no new Deferred Share Units (other than Deferred Share Units referred to in Section 4.2) will be credited to the account of a Participant.

(c)
On termination of the Plan, Deferred Share Units shall be paid out in accordance with the terms and conditions of the Plan existing at the time of termination.  The Plan will finally cease to operate for all purposes when the last remaining Participant receives payment of all Deferred Share Units recorded in the Participant’s account.

5.2	Compliance with Laws

The administration of the Plan shall be subject to and made in conformity with all applicable laws and any applicable regulations of a duly constituted regulatory authority.  Should the Committee, in its sole discretion, determine that it is not feasible or desirable to honour an election in favour of Deferred Share Units due to such laws or regulations, its obligation shall be satisfied by means of an equivalent cash payment (equivalence being determined on a before-tax basis).

5.3	Reorganization of the Company

The existence of any Deferred Share Units shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, or to create or issue any bonds, debentures, shares or other securities of the Company or to amend or modify the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Company, or any amalgamation, combination, merger or consolidation involving the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

5.4	Assignment

Rights and obligations under the Plan may be assigned by the Company to a successor in the business of the Company, any company resulting from any amalgamation, reorganization, combination, merger or arrangement of the Company, or any company acquiring all or substantially all of the assets or business of the Company.

5.5	Units Non-Transferable

Deferred Share Units are non-transferable.  Certificates representing Deferred Share Units will not be issued by the Company.

5.6	Participation is Voluntary; No Additional Rights

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan.  In particular, participation in the Plan does not constitute a condition of employment or service nor a commitment on the part of the Company to ensure the continued employment or service of such Participant. Nothing in this Plan shall be construed to provide the Participant with any rights whatsoever to participate or continue participation in this Plan or to compensation or damages in lieu of participation, whether upon termination of service as an Eligible Director or otherwise.  The Company does not assume responsibility for the personal income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

5.7	No Shareholder Rights

Under no circumstances shall Deferred Share Units be considered Shares or other securities of the Company, nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Shares or other securities of the Company, nor shall any Participant be considered the owner of Shares by virtue of the award of Deferred Share Units.

5.8	Unfunded and Unsecured Plan

Unless otherwise determined by the Board, the Plan shall be unfunded and the Company will not secure its obligations under the Plan.  To the extent any Participant or his or her estate holds any rights by virtue of a grant of Deferred Share Units under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Company.

5.9	Market Fluctuations

No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.  The Company makes no representations or warranties to Participants with respect to the Plan or the Shares whatsoever.  In seeking the benefits of participation in the Plan, a Participant agrees to accept all risks associated with a decline in the market price of Shares.

5.10	Participant Information

Each Participant shall provide the Company with all information (including personal information) required by the Company in order to administer to the Plan.  Each Participant acknowledges that information required by the Company in order to administer the Plan may be disclosed to the Committee and other third parties in connection with the administration of the Plan.  Each Participant consents to such disclosure and authorizes the Company to make such disclosure on the Participant’s behalf.

5.11	Special Rules for U.S. Taxpayers

Notwithstanding anything to the contrary in the Plan, the rules set forth on Schedule A shall apply to the Deferred Share Units that are subject to taxation under Section 409A of the U.S. Internal Revenue Code.

5.12	Indemnification

Every director of the Company will at all times be indemnified and saved harmless by the Company from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such director may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the director, otherwise than by the Company, for or in respect of any act done or omitted by the director in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgment rendered therein.

5.13	Effective Date of the Plan

This Plan becomes effective on a date to be determined by the Board.

5.14	Governing Law

The Plan shall be governed by, and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein, without regard to principles of conflict of laws.

APPROVED by the Board this 28th day of January, 2010.

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SCHEDULE A

Terms Applicable to U.S. Taxpayers

This Schedule A modifies the terms of the Plan and applies to Participants who are U.S. Taxpayers to the extent their Deferred Share Units are subject to taxation in the United States. Notwithstanding anything to the contrary in the Plan, with respect to such Deferred Share Units:

1.
“U.S. Taxpayer” means a Member who is a U.S. citizen, U.S. permanent resident or U.S. tax resident for the purposes of the U.S. Internal Revenue Code of 1986 (the “Code”) or person whose award of Deferred Share Units under this Plan would be otherwise subject to U.S. taxation under the Code. Such Member shall be considered a U.S. Taxpayer solely with respect to such award.

2.	“Section 409A” means Section 409A of the Code and the authority and guidance issued thereunder.

3.	“Termination of Service” shall mean the date on which the U.S. Taxpayer experiences a “separation from service” from the Company, within the meaning of Section 409A.

4.	Awards. Terms of awards shall be specified at the time of grant. In no event may an award of Deferred Share Units pursuant to Section 4.3 change the terms of any previously filed deferral election.

5.
Payment of Deferred Share Units. Notwithstanding Sections 4.5 or 4.6 of the Plan, the U.S. Taxpayer shall not be entitled to elect a Distribution Date with respect to Deferred Share Units covered by this Schedule A.  Instead, the Distribution Date shall be the first Business Day that occurs at least 90 days after the date of Termination of Service.    Notwithstanding the foregoing, if any U.S. Taxpayer is determined to be a “specified employee” (as determined under Section 409A of the Code) at the Separation Date, then the Distribution Date will be delayed until six (6) months following “separation from service”.

6.
Payments upon Death. Notwithstanding anything to the contrary in Sections 4.7, all Deferred Share Units payable upon a Member’s death shall be paid on the first business day following the six month anniversary of a Member’s death.

7.
Restrictions on Deferred Share Units of Certain Dual Taxpayers1.  This Section 7 shall only apply in respect of Deferred Share Units of a U.S. Taxpayer if, at the time a payment in respect of the DSUs is required to be made under the Plan, the U.S. Taxpayer would be liable to tax in respect of such payment, if made as otherwise provided, under the Income Tax Act (Canada) and the Income Tax Regulations made thereunder (including Regulation Section 6801(d))(in this Section 7 referred to as the “Canadian Tax Rules”).

A.  If a payment in respect of DSUs of a U.S. Taxpayer would be required to be made at any time but for this Section 7 and such payment would, if made, comply with the Canadian Tax Rules but would otherwise violate the requirements of Section 409A, then, notwithstanding any other provision of the Plan and this Schedule A, unless the Committee determines that payments in respect of the DSUs can be made in some other manner and at such other time in compliance with the Canadian Tax Rules and Section 409A, the U.S. Taxpayer shall immediately forfeit the DSUs (for the avoidance of doubt, without compensation therefor in any manner whatsoever),

B.  If a payment in respect of DSUs of a U.S. Taxpayer is otherwise required to be made at any time, but for this Section 7 and such payment would, if made, comply with Section 409A but would violate the Canadian Tax Rules, then, notwithstanding any other provision of the Plan and this Schedule A, unless the Committee determines that payment in respect of the DSUs can be made in some other manner and at such other time in compliance with Section 409A without violating the Canadian Tax Rules, such payment shall be made to a trustee to be held in trust for the benefit of the U.S. Taxpayer in a manner that causes the payment to be included in the U.S. Taxpayer’s income under the Code and does not violate the Canadian Tax Rules, and amounts shall thereafter be paid out of the trust for the benefit of the U.S. Taxpayer at such time and in such manner as complies with the requirements of the Canadian Tax Rules.

8.	Miscellaneous.

A.           Notwithstanding anything to the contrary in the Plan, no consent to an amendment, suspension or termination that adversely affects the Deferred Share Units previously granted to a U.S. Taxpayer under Section 409A shall be required if such amendments are considered by the Committee, on the advice of counsel, to be necessary or desirable in order to avoid adverse U.S. tax consequences to the U.S. Taxpayer.

B.           No provision of the Plan or amendment to the Plan may permit the acceleration of payments under the Plan to U.S. Taxpayers contrary to the provisions of Section 409A.

C.           In the event of a termination of the Plan, no payments to U.S. Taxpayers shall be made, except on the schedule permitted by Section 409A.

D.           All provisions of the Plan shall continue to apply to the U.S. Taxpayer to the extent they have not been specifically modified by this Schedule “A”.

1
This provision addresses a conflict that arises between U.S. and Canadian tax law because of the conflicting payment rules and 409A’s unique definition of termination of service.  In practical terms, the conflict can be avoided by managing the Director’s termination carefully, but both rules require the written plan to address this conflict: In the unlikely event that the Director ceases service on the board and continues service in another capacity (ie, as a consultant) the awards could not be paid under U.S. law, but are required to be paid under Canadian law. Alternatively, if the director reduces service to less than 20% of historical average service the awards are required to be paid under U.S. law, but forbidden to be paid under Canadian law.

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SCHEDULE “B”

DEFERRED SHARE UNIT PLAN

ELECTION FORM

I hereby elect irrevocably to have my Annual Retainer for the calendar year ending ___ payable as follows:

A.           ____ % in Deferred Share Units

B.           ____ % in cash

The total amount of A and B must equal to 100%.  You must elect in increments of 10% under A and B.

I hereby elect irrevocably to have my Meeting Fees for the calendar year ending ___ payable as follows:

A.           ____ % in Deferred Share Units

B.           ____ % in cash

The total amount of A and B must equal to 100%.  You must elect in increments of 10% under A and B.

Participant Signature

Participant Name (please print)

Date

Please return this Election Form to the Corporate Secretary by the close of business on  , 20  (Fax No. ● ).

If you do not return this Election Form, 100% of your Annual Retainer and Meeting Fees will be paid in cash.